Exhibit 99.1

News Release

Contact: John Jordan

Director of Investor Relations

508-541-8800, ext. 145

PLC SYSTEMS REPORTS SECOND QUARTER RESULTS

— Domestic TMR Kit Shipments To Hospitals Increase 29 Percent Sequentially —

Franklin, MA, July 27, 2005 – PLC Systems Inc. (AMEX: PLC), a leader in cardiac laser technologies, today reported financial results for the three and six months ended June 30, 2005.

Second quarter total revenues were $1,982,000 compared with $1,796,000 in the second quarter of 2004.  The net loss for the second quarter of 2005 was $290,000, or $.01 per share, compared to a net loss of $251,000, or $.01 per share, in the second quarter of 2004.

Total revenues for the six months ended June 30, 2005 were $3,925,000 compared to total revenues of $3,705,000 for the six months ended June 30, 2004.  The net loss for the six months ended June 30, 2005 was $474,000, or $.02 per share, compared to a net loss of $601,000, or $.02 per share, for the six months ended June 30, 2004.

During the second quarter of 2005, Edwards Lifesciences Corporation (NYSE: EW), PLC’s exclusive U.S. sales and marketing partner, delivered 566 disposable kits to United States hospitals representing an increase of 13 percent over the second quarter of 2004 and 29 percent over the first quarter of 2005.  In the second quarter of 2004, a total of 502 disposable kits were shipped to United States hospitals.  A total of 439 disposable kits were delivered domestically during the first quarter of 2005.

“We are very pleased with the increased TMR kit shipments,” said Mark R. Tauscher, president and chief executive officer of PLC Systems.  “The second quarter domestic shipments of 566 disposable kits are a record level for our angina relief therapy.”

During the second quarter of 2005, seven next-generation CO2 Heart Lasers (HL2) were delivered to United States hospitals through Edwards.  Four of the seven HL2 shipments were new lasers and three were redeployed lasers.  PLC ended the second quarter of 2005 with 179 CO2 Heart Lasers located at heart centers throughout the U.S., comprised of 134 HL2 customers and 45 HL1 customers.

During the quarter, PLC shipped Optiwave 980 lasers to Edwards, which generated $192,000 for PLC in the second quarter of 2005.  Currently, Edwards is conducting Optiwave 980 System marketing trials.  Clinical experience with the Optiwave 980 laser and handpieces will help shape future launch plans.  As a result of the marketing trials, PLC does not expect to ship additional Optiwave 980 lasers until Edwards commercially launches the system into the market.

Tauscher concluded, “Throughout the year we have focused our efforts on growing PLC beyond TMR.  As we enter the second half of 2005, PLC’s portfolio includes the CO2 TMR Heart Laser System, the Optiwave 980 System, and an additional internal research and development initiative that is underway.  These three programs are in diverse stages of their product life cycles: the CO2 TMR Heart Laser is commercially available and the adoption of TMR continues to improve; the Optiwave 980 is in marketing evaluations under the direction of Edwards Lifesciences; and PLC’s new product initiative is in the proof of concept phase.  Regarding the R&D project, we are currently undertaking development work necessary to bring the product to market, which if successful will further diversify our business.  Most importantly, this project fits within our stated mission of providing innovative technologies for the cardiac and vascular markets.”

In conjunction with announcing second quarter results, PLC Systems will be hosting a conference call today, July 27, at 11:00 a.m. Eastern Time.  The call may be joined via telephone by dialing (888) 396-2369 at least five minutes prior to the start of the call.  The passcode is: 87288014.  A live Webcast of the call will be available and accessible at the investor relations section of the Company’s website at www.plcmed.com.  A recording of the conference call will be available for the next month on PLC’s website.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.  Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including we may be unable to successfully develop or manufacture products under our agreements with Edwards; Edwards may decide not to pursue or continue the sales and marketing activities for these products; Edwards may be unsuccessful in distributing these products, our research and development initiative might not result in saleable products, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, we may be unable to convince health care professionals and third party payers of the medical and economic benefits of the CO2 Heart Lasers and the Optiwave 980 System, and there can be no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, and additional risk factors described in our Report on Form 10-K for the year ended December 31, 2004, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC and CO2 Heart Laser are trademarks of PLC Systems Inc.

Edwards Lifesciences, Edwards, and Optiwave 980 are trademarks of Edwards Lifesciences Corporation.

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Product sales – Edwards	$1,438	$1,224	$2,846	$2,586
Product sales – other	129	130	279	299
Service and placement fees – Edwards	360	308	671	661
Service and placement fees – other	55	134	129	159
Total revenues	1,982	1,796	3,925	3,705

Cost of revenues:
Product sales – Edwards	531	494	1,016	1,028
Product sales – other	69	81	136	137
Service and placement fees – Edwards	144	140	282	287
Service and placement fees – other	46	32	84	61
Total cost of revenues	790	747	1,518	1,513

Gross profit	1,192	1,049	2,407	2,192

Operating expenses:
Selling, general and administrative	897	866	1,777	1,856
Research and development	649	516	1,220	1,045
Total operating expenses	1,546	1,382	2,997	2,901

Loss from operations	(354)	(333)	(590)	(709)

Other income, net	64	82	116	108

Net loss	$(290)	$(251)	$(474)	$(601)

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Average shares outstanding:
Basic	30,070	30,056	30,069	29,990
Diluted	30,070	30,056	30,069	29,990

CONDENSED BALANCE SHEET

	June 30, 2005	December 31, 2004

Cash and short-term investments	$9,545	$9,678
Total current assets	12,870	12,787
Total assets	13,373	13,327
Total current liabilities	2,768	2,129
Shareholders’ equity	6,330	6,829